Exhibit 10.3
COMPENSATION OF DIRECTORS
Effective as of July 6, 2006
     Each non-employee director of Kaiser Aluminum Corporation (the “Company”) shall receive:
•	an annual retainer of $30,000 per year;

•	an annual grant of restricted stock having a value equal to $30,000;

•	a fee of $1,500 per day for each meeting of the Board of Directors (the “Board”) attended in person and $750 per day for each such meeting attended by phone; and

•	a fee of $1,500 per day for each Board committee meeting attended in person on a date other than a date on which a meeting of the Board is held and $750 per day for each such meeting attended by phone.
In addition, the Lead Independent Director shall receive an additional annual retainer of $10,000, Chairman of the Audit Committee of the Board shall receive an additional annual retainer of $10,000, the Chairman of the Compensation Committee of the Board shall receive an additional annual retainer of $5,000 and the Chairman of the Nominating and Corporate Governance Committee of the Board shall receive an additional annual retainer of $5,000, with all such amounts payable at the same time as the annual retainer.
Each non-employee director may elect to receive shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the Chairman of a committee.
     The Company shall reimburse all directors for travel and other disbursements relating to meetings of the Board and committees thereof, and non-employee directors shall be provided accident insurance with respect to Company-related business travel.